EXHIBIT 10.5

RAYONIER INC.

I, John P. O’Grady, do hereby certify that I am the Senior Vice President, Administration of Rayonier Inc. (the “Company”) and that pursuant to the authority granted me in resolutions adopted by the Board of Directors of the Company on February 24, 1994 and December 17, 1999, I adopted the following preambles and resolutions on June 28, 2002.

WHEREAS, the Company maintains the Retirement Plan for Salaried Employees of Rayonier Inc. (the “Plan”) for the benefit of such of its employees as are eligible thereunder; and

WHEREAS, in accordance with the power reserved to it in Article 10.01 of the Plan, the Company may amend the Plan at any time, subject to certain conditions not now relevant; and

WHEREAS, the Company deems it advisable to amend the Plan to reflect the relevant provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 and to revise the Plan’s mortality assumptions as required in Revenue Ruling 2001-62.

NOW, THEREFORE, be it

RESOLVED, that the amendments to the Plan, attached hereto as Exhibit A, are hereby adopted; and be it further

RESOLVED, that the proper officers of the Company are hereby authorized to take whatever actions are necessary so that the Plan, as amended, remains qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the related trust remains tax-exempt under Section 501(a) of the Code.

Dated: June 28, 2002

/s/ John P. O’Grady
John P. O’ Grady
Senior Vice President, Administration

EXHIBIT A

AMENDMENTS TO THE RETIREMENT PLAN FOR SALARIED

EMPLOYEES OF RAYONIER INC. REQUIRED BY EGTRRA

PREAMBLE

1. Adoption and Effective Date of Amendment. This amendment of the plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this amendment shall be effective as of the first day of the first plan year beginning after December 31, 2001.

2. Supersession of Inconsistent Provisions. This amendment shall supersede the provisions of the plan to the extent those provisions are inconsistent with the provisions of this amendment.

SECTION 1. LIMITATIONS ON BENEFITS

1. Effective Date. This section shall be effective for limitation years ending after December 31, 2001.

2. Effect on Members. Benefit increases resulting from the increase in the limitations of Section 415(b) of the Code will be provided to all current and former members (with benefits limited by Section 415(b)) who have an accrued benefit under the plan immediately prior to the effective date of this section (other than an accrued benefit resulting from a benefit increase solely as a result of the increases in limitations under Section 415(b)).

3. Definitions.

3.1 Defined Benefit Dollar Limitation. The “defined benefit dollar limitation” is $160,000, as adjusted, effective January 1 of each year, under Section 415(d) of the Code in such manner as the Secretary shall prescribe, and payable in the form of a straight life annuity. A limitation as adjusted under Section 415(d) will apply to limitation years ending with or within the calendar year for which the adjustment applies.

3.2 Maximum permissible benefit. The “maximum permissible benefit” is the lesser of the defined benefit dollar limitation or the defined benefit compensation limitation (both adjusted where required, as provided in (a) and, if applicable, in (b) or (c) below):

(a)	If the member has fewer than 10 years of participation in the plan, the defined benefit dollar limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of participation in the plan and (ii) the denominator of which is 10. In the case of a member who has fewer than 10 years of service with the employer, the defined benefit compensation limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of service with the employer and (ii) the denominator of which is 10.

(b)	If the benefit of a member begins prior to age 62, the defined benefit dollar limitation applicable to the member at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the earlier age that is the actuarial equivalent of the defined benefit dollar limitation applicable to the member at age 62 (adjusted under (a) above, if required). The defined benefit dollar limitation applicable at an age prior to age 62 is determined as the lesser of (i) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in Article 1 of the plan and (ii) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using a 5 percent interest rate and the applicable mortality table as defined in Article 1 of the plan. Any decrease in the defined benefit dollar limitation determined in accordance with this paragraph (b) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the member. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

(c)	If the benefit of a member begins after the member attains age 65, the defined benefit dollar limitation applicable to the member at the later age is the annual benefit payable in the form of a straight life annuity beginning at the later age that is actuarially equivalent to the defined benefit dollar limitation applicable to the member at age 65 (adjusted under (a) above, if required). The actuarial equivalent of the defined benefit dollar limitation applicable at an age after age 65 is determined as (i) the lesser of the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in Article 1 of the plan and (ii) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using a 5 percent interest rate assumption and the applicable mortality table as defined in Article 1 of the plan. For these purposes, mortality between age 65 and the age at which benefits commence shall be ignored.

SECTION 2. INCREASE IN COMPENSATION LIMIT

1. Increase in Limit. The annual compensation of each member taken into account in determining benefit accruals in any plan year beginning after December 31, 2001, shall not exceed $200,000. Annual compensation means compensation during the plan year or such other consecutive 12-month period over which compensation is otherwise determined under the plan (the determination period). For purposes of determining benefit accruals in a plan year beginning after December 31, 2001, compensation for any prior determination period shall be limited to $200,000.

2. Cost-of-Living Adjustment. The $200,000 limit on annual compensation in Paragraph 1 shall be adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

SECTION 3. MODIFICATION OF TOP-HEAVY RULES

1. Effective Date. This section shall apply for purposes of determining whether the plan is a top-heavy plan under Section 416(g) of the Code for plan years beginning after December 31, 2001, and whether the plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This section amends Article 4.12 of the plan.

2. Determination of Top-Heavy Status.

2.1 Key Employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the plan year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for plan years beginning after December 31, 2002), a 5 percent owner of the employer, or a 1 percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

2.2 Determination of Present Values and Amounts. This Section 2.2 shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.

2.2.1 Distributions During Year Ending on the Determination Date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the plan and any plan aggregated with the plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

2.2.2 Employees Not Performing Services During Year Ending on the Determination Date. The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.

3. Minimum Benefits. For purposes of satisfying the minimum benefit requirements of Section 416(c)(1) of the Code and the plan, in determining years of service with the employer, any service with the employer shall be disregarded to the extent that such service occurs during a plan year when the plan benefits (within the meaning of Section 410(b) of the Code) no key employee or former key employee.

SECTION 4. DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS

1. Effective Date. This section shall apply to distributions made after December 31, 2001.

2. Modification of Definition of Eligible Retirement Plan. For purposes of the direct rollover provisions in Article 4.15 of the plan, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

3. Modification of Definition of Eligible Rollover Distribution to Include After-Tax Employee Contributions. For purposes of the direct rollover provisions in Article 4.15 of the plan, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be paid only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

SECTION 5. APPLICABLE MORTALITY TABLE

1. Effective Date. This section shall apply to distributions with annuity starting dates on or after December 31, 2002.

2. Applicable Mortality Table. Notwithstanding any other plan provisions to the contrary, the applicable mortality table used for purposes of adjusting any benefit or limitation under Section 415(b)(2)(B), (C), or (D) of the Code, as set forth in Section 4.08 of the plan, and the applicable mortality table used for purposes of satisfying the requirements of Section 417(e) of the Code, as set forth in Section 4.10(b) of the plan, is the table prescribed in Revenue Ruling 2001-62.